Exhibit 99.1

NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF
BOIS d'ARC ENERGY, INC.

Restrictions on Trading Bois d'Arc Energy, Inc. Common Stock
During the 401(k) Plan Blackout Period

The Company has determined to change the recordkeeper for the Bois d'Arc Energy, Inc. 401(k) Plan (the "Plan"), effective April 1, 2008.  In order to implement this transition, Plan activity will be restricted such that Plan participants will not be able to direct or diversify the investments in their Plan accounts, including transactions involving shares of Bois d'Arc Energy common stock, or obtain distributions from the Plan for a specified period of time (the "Blackout Period"). During the Blackout Period, the Company's directors and executive officers will be subject to trading restrictions, as described below, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and the SEC's Regulation Blackout Trading Restriction.

Blackout Period

The Blackout Period will begin at 4:00 p.m. (Eastern Time) on April 1, 2008 and is expected to end May 30, 2008.  You will receive another notice as soon as the Blackout Period ends.

Trading Restrictions

During the Blackout Period, you will be prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring shares of Bois d'Arc Energy common stock or certain derivative securities, such as stock options, if you acquired such shares or derivative securities in connection with your service or employment as a director or executive officer.  In this regard, any Company security you sell or otherwise transfer is automatically treated as acquired in connection with your service as director or executive officer unless you establish that the security was acquired from another source in accordance with rules established by the SEC.  Please note that these trading prohibitions also apply to Company securities held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations.  This notice is in addition to the restrictions on trading activity under the Company's insider trading policy.

Questions

If you have any questions concerning transactions in the Company's common stock, this notice or the Blackout Period, including whether the Blackout Period has started or ended, please contact Roland Burns at Chase Tower, 600 Travis, Suite 5200, Houston, TX  77002, Telephone: 972 668-8800.

February 29, 2008